QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:                David S. Brooks, (818) 992-2872 - UNOVA

UNOVA Sells Several Patents to Broadcom

        WOODLAND HILLS, Calif.—December 24, 2002—UNOVA, Inc. (NYSE: UNA) today announced it has sold approximately 150 of its domestic and foreign patents and patent applications to Broadcom Corporation for $24 million.

        The transaction will result in a significant, one-time gain which will positively impact UNOVA's 4th quarter and full-year 2002 earnings.

        The patents purchased relate to wireless local-area networking and wireless communications including dual-radio access points and hierarchical networks. In addition, Broadcom purchased UNOVA's patents for dynamically switchable power supplies and personal video recorders.

        Under terms of the agreement, Broadcom will grant UNOVA a royalty-free license to manufacture and sell Intermec products related to the purchased patents.

        Based on the strength of its more than 700 patents, UNOVA is ranked as one of the most inventive of U.S.-based technology companies according to a study published by MIT's Technology Review magazine. In the past four years, UNOVA has granted licenses for its smart battery power management technology to computer companies representing more than 70 percent of U.S. sales of notebook computers.

About UNOVA/Intermec:

UNOVA's Intermec Technologies division is a leader in global supply chain solutions and in the development, manufacture and integration of wired and wireless automated data collection, Intellitag® RFID (radio frequency identification) and mobile computing systems. The company's products and services are used by customers in many industries to improve productivity, quality and responsiveness of business operations, from supply chain management and enterprise resource planning to field sales and service.

# # #

www.unova.com                www.intermec.com                UNA-220

QuickLinks

  Exhibit 99.1